Exhibit 16.1

July 9, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Changes in Independent Registered Public Accounting Firms” in the Registration Statement on Form S-4 of Neff Corp., Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc. filed simultaneously herewith. We agree with the statements made therein insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Yours truly,

/s/ KAUFMAN, ROSSIN & Co., P.A.